Exhibit 10.2
ASSET PURCHASE AGREEMENT
          This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October ___, 2006 by and among Steel City Products, LLC, a Delaware limited liability company (“Seller”), Sterling Construction Company, Inc., a Delaware corporation (“Parent”) and The Bostwick-Braun Company, an Ohio corporation (“Buyer”).
          WHEREAS, Seller is engaged in the sale and distribution of automotive accessories, pet products, lawn and garden items and like items (the “Business”);
          WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to purchase from Seller and assume certain specifically enumerated liabilities, and Seller desires to sell to Buyer subject to the assumption by Buyer of such specifically enumerated liabilities, substantially all of Seller’s business, assets and properties, operating as a going concern, which constitute the Business;
          WHEREAS, Parent is the sole member and the owner of all of the issued and outstanding equity of Seller;
          WHEREAS, Parent will materially benefit from the transactions contemplated in this Agreement and, accordingly, as a condition to the completion of the transactions contemplated herein, Buyer has required Parent to make certain covenants and commitments to Buyer, all as more particularly described herein; and
          WHEREAS, Parent is willing to provide to Seller and Buyer is willing to provide to Seller and Parent the covenants and commitments herein set forth.
          NOW, THEREFORE, in exchange for the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINED TERMS AND INTERPRETATION
          1.1 Certain Rules of Construction.
          (a) Unless the context of this Agreement otherwise requires, references in this Agreement to the plural include the singular and references to the singular include the plural. Additionally, whenever the context so requires, the masculine shall refer to the feminine and the neuter shall refer to the masculine or the feminine.
          (b) Wherever any representation, warranty or other statement made in this Agreement is qualified by phrases such as “to the knowledge of Seller”, or “Seller’s knowledge” or “known to Seller” as well as similar words or phrases, such qualification shall mean the actual knowledge of one or more of the directors, chief executive officer, president, vice presidents, chief financial officer and controller of Seller and Parent.
          (c) The normal rules of construction that require the terms of an agreement to be construed most strictly against the drafter of such agreement are hereby waived since each party has been represented by counsel in the drafting and negotiation of this Agreement.
          (d) Unless otherwise explicitly indicated, all exhibits and schedules referred to in this Agreement shall be deemed to be incorporated herein by reference.
          (e) The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.
          (f) Unless otherwise explicitly indicated, when used throughout this Agreement, the term “including” shall mean “including, without limitation”. It is the intent of the parties hereto that the term “including” be a term of inclusion rather than a term of exclusion and the item or items following the word “including” are illustrative examples rather than a limited list of the items sought to be identified.
          1.2 Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:
          “Accounting Books” has the meaning set forth in Section 5.4(a).
          “Accounts Receivable” has the meaning set forth in Section 2.1(a)(iv).
          “Adjusted Working Capital” means the difference between (x) the sum of the value of Seller’s Inventory, Accounts Receivable and other assets classified as current under GAAP as of the Closing Date less (y) the aggregate amount of Seller’s Current Liabilities as of the Closing Date.
          “Affiliate” means an affiliate as defined in Rule 405 under the Securities Act of 1933, as amended.
          “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which Seller is or has been a member.
          “Assumed Contracts” has the meaning set forth in Section 2.1(a)(i).
          “Assumed Liabilities” has the meaning set forth in Section 2.2(a).
          “Business” has the meaning set forth in the Recitals.
          “Buyer” has the meaning set forth in the Preamble.

          “Buyer Parties” has the meaning set forth in Section 8.2(a).
          “Buyer’s Expenses” means any of Buyer’s liabilities or obligations for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby.
          “Cap” has the meaning set forth in Section 8.2(d).
          “Claim” has the meaning set forth in Section 8.2(e).
          “Closing” has the meaning set forth in Section 2.4.
          “Closing Date” has the meaning set forth in Section 2.4.
          “Closing Payment” has the meaning set forth in Section 2.5(a).
          “Closing Working Capital Schedule” has the meaning set forth in Section 2.7(a).
          “COBRA” has the meaning set forth in Section 5.19(f).
          “Code” means the United States of America Internal Revenue Code of 1986, as amended.
          “Competitive Business” has the meaning set forth in Section 8.13(e)(ii).
          “Current Liabilities” has the meaning set forth in Section 2.2(a)(i).
          “Delinquent Accounts” has the meaning set forth in Section 8.10.
          “Dispute Accountant” has the meaning set forth in Section 2.7(c).
          “Dollars” means United States of America Dollars.
          “Employment Agreements” has the meaning set forth in Section 2.5(f).
          “Environmental and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal (both on-site and off-site), distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as each of the foregoing are enacted or in effect, prior to, or on the Closing Date.
          “Equipment” has the meaning set forth in Section 2.1(a)(ii).
          “Equitable Principles” has the meaning set forth in Section 5.2.
          “Excluded Assets” has the meaning set forth in Section 2.1(b).
          “Excluded Liabilities” has the meaning set forth in Section 2.2(b).
          “GAAP” shall mean United States generally accepted accounting principles consistently applied.
          “Governmental Approvals” has the meaning set forth in Section 3.1(b).
          “Historical Financial Statements” has the meaning set forth in Section 5.4(a).
          “Holdback” has the meaning set forth in Section 2.5(b).
          “Indebtedness” means at any particular time, without duplication, (i) indebtedness for borrowed money, (ii) bonds, debentures, notes or other similar instruments or debt securities, (iii) letters of credit and bankers’ acceptances issued for the account of Seller, (iv) cash/book overdrafts, (v) deferred compensation arrangements, (vi) all obligations secured by any Lien, (vii) capital lease obligations (other than those related to capital leases that are assumed by Buyer), (viii) other liabilities classified as noncurrent liabilities in accordance with GAAP as of the Closing Date and (ix) all accrued interest, prepayment premiums or penalties related to any of the foregoing.
          “Indemnitee” has the meaning set forth in Section 8.2(e).
          “Indemnitor” has the meaning set forth in Section 8.2(e).
          “Interim Financial Statements” has the meaning set forth in Section 5.4.
          “Inventory” has the meaning set forth in Section 2.1(a)(iii).
          “Investments” means (i) any direct or indirect purchase or other acquisition of any notes, obligations, instruments, stock, securities or ownership interest (including limited liability company interests, partnership interests and joint venture interests) of any other Person and (ii) any capital contribution to any other Person.
          “Knowledge” has the meaning set forth in Section 1.1(b).
          “Leased Real Property” has the meaning set forth in Section 5.9(b).

          “Lien” means any mortgage, lien, security interest or other encumbrance (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).
          “Losses” has the meaning set forth in Section 8.2(a).
          “Market” has the meaning set forth in Section 8.13(e)(iii).
          “Material Adverse Effect” and “Material Adverse Change” mean any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, prospects or operations of Seller or the Business, taken as a whole, or to the ability of Seller or Parent to consummate timely the transactions contemplated hereby.
          “Material Customers” has the meaning set forth in Section 5.24(a).
          “Material Suppliers” has the meaning set forth in Section 5.24(b).
          “Noncompetition Agreements” has the meaning set forth in Section 2.5(h).
          “Parent” has the meaning set forth in the Preamble.
          “PBGC” has the meaning set forth in Section 5.19(d).
          “Permit” means any franchise, approval, permit, license, order, registration, certification, variance, authorization or similar right obtained from any permitting, licensing, accrediting and certifying agency.
          “Permitted Liens” has the meaning set forth in Section 5.10(a).
          “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).
          “Profit Sharing Plan” has the meaning set forth in Section 2.1(a)(xv).
          “Proprietary Rights” means all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures and any reissuance, continuation, continuation-in-part, division, extension or reexamination thereof; trademarks, service marks, trade dress, logos, trade names, internet domain names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith; copyrights and copyrightable works; mask works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential and proprietary information, including ideas, formulas, compositions, know-how, related processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, manufacturing and production processes and techniques, customer and supplier lists, pricing and cost information and technical data and manuals (in each case relating to products currently in production as well as former products and products under development); computer software (including websites, data and related documentation); all other proprietary rights; and all copies and tangible embodiments thereof (in whatever form or medium), together with all books, records, drawings or other indicia, however evidenced.
          “Protest Notice” has the meaning set forth in Section 2.7(b).
          “Purchase Price” has the meaning set forth in Section 2.3(a).
          ‘Purchased Assets” has the meaning set forth in Section 2.1(a).
          “Real Property Leases” has the meaning set forth in Section 5.9(b).
          “Restricted Persons” has the meaning set forth in Section 8.13(d).
          “Restrictive Covenants” has the meaning set forth in Section 8.13(d).
          “Retained Contracts” has the meaning set forth in Section 2.1(b)(iii).
          “Sales and Transfer Taxes” has the meaning set forth in Section 8.8(a).
          “Seller” has the meaning set forth in the Preamble.
          “Seller Employee Benefit Plan” has the meaning set forth in Section 5.19(a).
          “Seller Note” has the meaning set forth in Section 2.5(c).
          “Seller Parties” has the meaning set forth in Section 8.2(b).
          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

          “Tax” or “Taxes” means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, foreign or domestic withholding, or other tax, of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (ii) liability of Seller for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability of Seller for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person.
          “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.
          “Third-Party Approvals” has the meaning set forth in Section 3.1(b).
          “Transaction Dispute” has the meaning set forth in Section 9.11.
          “Transferred Employees” has the meaning set forth in Section 8.3(a).
          “Warranty Claim Amount” has the meaning set forth in Section 8.11.
          “Warranty Claims” has the meaning set forth in Section 8.11.
          “Warranty Report” has the meaning set forth in Section 8.11.
          “Working Capital Adjustment” has the meaning set forth in Section 2.7(a).
          “Working Capital Commitment” means $5,508,061, determined according to Schedule 1.2.

ARTICLE II
PURCHASE AND SALE OF PURCHASED ASSETS
          2.1 Purchase of Assets.
          (a) Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver (or cause to be sold, conveyed, assigned, transferred and delivered) to Buyer on the Closing Date, all of Seller’s right, title and interest as of the Closing Date in all of Seller’s properties, assets and rights of any kind, whether tangible or intangible, real or personal (except for the Excluded Assets) (the “Purchased Assets”), including the following:
      (i) all agreements, contracts, licenses, instruments, leases, subleases and other arrangements relating to the Business, to which Seller is subject, bound or affected and all rights thereunder described on Schedule 2.1(a)(i) (the “Assumed Contracts”) but specifically excluding the Retained Contracts;
      (ii) all machinery and equipment (including all vehicles, cleaning equipment and office equipment), spare parts, supplies, fixtures, trade fixtures, furniture, computers and related software, including all of the personal property listed on Schedule 2.1(a)(ii) having a net book value of at least $5,000 (collectively, the “Equipment”);
      (iii) all inventory (“Inventory”);
      (iv) all accounts, notes and other receivables, excluding any amounts due from Parent (collectively, the “Accounts Receivable”);
      (v) all prepayments and prepaid expenses and cash deposits (including security and customer deposits and prepayments);
      (vi) all claims, deposits, refunds, causes of action, rights of recovery and rights of set-off or recoupment of any kind;
      (vii) all lists, books, records, documents, correspondence, and other information of any kind (including those pertaining to accounts, Transferred Employees, customers, suppliers, referral sources and other business relations) and all studies, plans, books, ledgers, files and business records of every kind (including all financial, business and marketing plans and information), in each case whether evidenced in writing, electronic data (including by computer) or otherwise;
      (viii) all advertising, marketing, sales, promotional and trade show materials and all other printed or written materials;
      (ix) all Permits (including all of the permits or licenses described on Schedule 2.1(a)(ix)), and all data and records held by the granting agencies (but only to the extent that the same are transferable or assignable by Seller to Buyer and only to the extent of Seller’s rights therein and thereto);
      (x) to the extent transferable or assignable to Buyer, insurance policies and associated prepayments and rights of recovery (other than those related to Excluded Assets or Excluded Liabilities);
      (xi) all goodwill as a going concern and all other intangible properties, including all Proprietary Rights;
      (xii) all rights and use of the name of Seller or any other name used in connection with the Business, including “Steel City Products”;
      (xiii) the right to receive and retain mail and other communications (other than those related to Excluded Assets or Excluded Liabilities), and all telephone numbers, facsimile numbers, domain names and electronic mail addresses used by Seller (but only to the extent that the same are transferable or assignable by Seller to Buyer and only to the extent of Seller’s rights therein and thereto);
      (xiv) capital lease obligations related to capital leases assumed by Buyer that are identified as Assumed Contracts in Schedule 2.1(a)(i);
      (xv) all assets and rights of Seller under the Steel City Products, LLC Profit Sharing Plan (the “Profit Sharing Plan”), such Plan for purposes of this Agreement being considered an Assumed Contract; and
      (xvi) all other properties, assets and rights owned by Seller at the Closing Date, or in which Seller has an interest, which are not otherwise Excluded Assets and which are transferable or assignable to Buyer.
          (b) Excluded Assets. Notwithstanding the foregoing, the following properties, assets and rights (the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the definition of Purchased Assets:
      (i) all cash and cash equivalents whether on hand or in depository or brokerage accounts maintained at financial institutions (other than cash related to prepayments by customers and deposits referred to in Section 2.1(a)(v), all of which shall be Purchased Assets);
      (ii) all Seller Employee Benefit Plans and any rights and obligations associated with such plans;
      (iii) All of the agreements and instruments described on Schedule 2.1(b)(iii), including the existing employment agreement with Terrance W. Allan (the “Retained Contracts”);

      (iv) all accounts, notes, rights of recovery, rights of set-off and all other receivables or claims of or due to Seller from Parent or from Ames Department Stores, Inc. or any of their Affiliates;
      (v) Seller’s charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller;
      (vi) any of the rights of Seller or Parent under this Agreement; and,
      (vii) all other assets and properties of Seller specifically listed or described on Schedule 2.1(b)(vii).
          2.2 Assumption of Liabilities.
          (a) Assumed Liabilities. Subject to the conditions set forth in this Agreement, in addition to the Purchase Price and as additional consideration for the Purchased Assets, Buyer shall assume on the Closing Date and pay, discharge and perform promptly when due the following liabilities and obligations of Seller specified below (collectively, the “Assumed Liabilities”) and, no other liabilities or obligations of Seller including those liabilities set forth in Section 2.2(b):
      (i) all of Seller’s accounts payable and other liabilities classified as current under GAAP to the extent arising in the ordinary course of business consistent with past practice, recorded on the books of Seller as of the Closing Date and included on the Closing Working Capital Schedule less the Excluded Liabilities (collectively, the “Current Liabilities”);
      (ii) Seller’s accrued liabilities to employees for vacation pay (which shall be Current Liabilities and included in the Closing Working Capital Schedule); and
      (iii) all of Seller’s obligations under the Assumed Contracts (excluding any liability or obligation occurring, accruing or existing on or prior to the Closing Date).
          (b) Liabilities Not Assumed. Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume or in any way become liable for any of Seller’s debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise, whether known or unknown, whether due or to become due, whether or not related to the Business or the Purchased Assets and whether or not disclosed on the Schedules attached hereto, and regardless of when or by whom asserted, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Excluded Liabilities shall include the following:
      (i) all of Seller’s accounts payable, accrued expenses and other claims and liabilities to Ames Department Stores, Inc. or any of its Affiliates;

      (ii) any of Seller’s liabilities or obligations under this Agreement;
      (iii) any of Seller’s liabilities or obligations for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including all attorneys’ and accountants’ fees and expenses and sales commissions);
      (iv) any liability or obligation of Seller for Taxes, including Sales and Transfer Taxes related to the completion of the transactions contemplated herein or any liability or obligation of Seller (A) for any Taxes which are imposed on or measured by the income of Seller for any period, (B) for Taxes of any Person under Treasury Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise or (C) for Taxes attributable to any Tax sharing or similar agreement, as a transferee or successor, by contract or otherwise;
      (v) any of Seller’s liabilities or obligations relating to performance or other bonuses payable to any of Seller’s employees in connection with the fiscal year ending December 31, 2006, to the extent accrued prior to the Closing, it being understood that Seller shall pay the same promptly after the end of 2006 and that Buyer may or may not continue such bonus plan or program at its discretion, and any of Seller’s liabilities or obligations payable to any of its employees on account of the transactions contemplated hereby, including retention bonuses and success fees;
      (vi) any of Seller’s liabilities or obligations for or in respect of Indebtedness other than capital lease obligations related to capital leases assumed by Buyer;
      (vii) any of Seller’s liabilities or obligations for or in respect of any of the Retained Contracts;
      (viii) any of Seller’s liabilities or obligations to its employees, including, any liabilities or obligations under any of Seller’s Employee Benefit Plans, other than under the Profit Sharing Plan (provided that Buyer is assuming obligations thereunder only to the extent accruing after the Closing Date);
      (ix) any of Seller’s liabilities or obligations relating to any amounts payable to Parent or any Affiliate of Parent;
      (x) any liabilities or obligations in respect of any of the Excluded Assets (including under any contracts, leases, commitments or understandings related thereto);
      (xi) any liabilities or obligations (contingent or otherwise and including liability for response costs, personal injury, property damage or natural resource damage) arising under Environmental and Safety Requirements, except for any such liabilities or obligations the facts or circumstances underlying which are caused, and only to the extent caused, by operation of the Purchased Assets after the Closing;
      (xii) any Current Liabilities not included on the Closing Working Capital Schedule;
      (xiii) any of Seller’s liabilities set forth on Schedule 2.2(b);
      (xiv) any of Seller’s liabilities not included in the Assumed Liabilities;
      (xv) all liabilities and obligations under any and all product or service warranties furnished to its customers with respect to goods sold or services provided to such customers prior to the Closing except to the extent such warranties constitute pass-through warranties of Seller’s vendors and suppliers; and,
      (xvi) any liabilities of Seller or Parent under the existing employment agreement with Terrance W. Allan.
          Seller hereby acknowledges that it is retaining the Excluded Liabilities, and Seller shall pay, discharge and perform all such liabilities and obligations promptly when due.
          2.3 Purchase Price.
          (a) In addition to the assumption of the Assumed Liabilities set forth in Section 2.2(a) above, the aggregate purchase price to be paid for the Purchased Assets shall be the sum of Six Million Four Hundred Forty Thousand ($6,440,000) in the aggregate, subject to the Working Capital Adjustment set forth in Section 2.7 below and the adjustments relating to the collection of Accounts Receivable, warranty claims and the sale of Inventory set forth in Sections 8.10, 8.11 and 8.14 below (the “Purchase Price”).
          (b) Buyer shall pay the Purchase Price to Seller in the manner described in Section 2.5 below.
          2.4 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Shumaker, Loop & Kendrick, LLP in Toledo, Ohio, at 10:00 a.m. local time on October 27, 2006, or at such other time or place as is mutually agreeable to the parties, or, if any of the conditions to Closing set forth in Article III have not been satisfied or waived by the party entitled to the benefit thereof on or prior to such date, on the second business day following satisfaction or waiver of such conditions (the “Closing Date”); provided, however, that in no event shall the Closing Date occur later than November 3, 2006. The Closing shall be deemed to have occurred at 11:59 p.m. Eastern Time on the Closing Date.

          2.5 Closing Deliveries. At the Closing:
          (a) Buyer shall deliver to Seller an amount equal to Four Million, Five Hundred Ninety Thousand Dollars ($4,590,000) (the “Closing Payment”) by wire transfer of immediately available funds to the accounts designated by Seller;
          (b) Buyer shall retain an amount equal to One Million Two Hundred Thousand Dollars ($1,200,000) (the “Holdback”) until the Working Capital Adjustment set forth Section 2.7 is completed;
          (c) Buyer shall execute and deliver to Seller a promissory note in the principal amount of Six Hundred Fifty Thousand Dollars ($650,000) in the form attached hereto as Exhibit 2.5(c) (the “Seller Note”).
          (d) Buyer shall assume the Assumed Liabilities by delivery of an instrument in form reasonably satisfactory to Seller;
          (e) Seller shall convey all of the Purchased Assets to Buyer and shall deliver to Buyer such appropriately executed instruments of sale, transfer, assignment, conveyance and delivery, assignments of leases, estoppel certificates, assignments, vehicle titles, transfer tax declarations and all other instruments of conveyance which are necessary or desirable to effect transfer to Buyer of Seller’s title to the Purchased Assets (free and clear of all Liens, other than Permitted Liens);
          (f) Buyer shall enter into employment agreements in the form of Exhibit 2.5(f) attached hereto with each of Terrance W. Allan, Patrick Nicholson, Mark O’Hara, Michael Glasser, David McCauslen, Samuel Wagner and Theodore Pakacy (the “Employment Agreements”);
          (g) Seller shall to deliver to Buyer releases of all Liens, relating to the Purchased Assets (other than the Permitted Liens);
          (h) Seller shall deliver to Buyer (i) a certificate of Seller, dated as of the Closing Date, stating that the conditions specified in subsections (a) through (d) of Section 3.1 below have been satisfied as of the Closing; (ii) copies of all payoff letters, Third-Party Approvals and Governmental Approvals; (iii) all books, records and other materials related to or used in the Business not previously delivered to Buyer; (iv) a certified copy of Seller’s certificate of formation; (v) good standing certificates of Seller in each jurisdiction in which it does business and the character of Seller’s properties or the nature of Seller’s activities require it to be qualified to do business; and (vi) such other documents or instruments as are required to be delivered at the Closing pursuant to the terms hereof or that Buyer reasonably requests a reasonable time prior to the Closing Date to effect the transactions contemplated hereby; and
          (i) Buyer shall deliver to Seller (i) a certificate signed by the chief executive officer of Buyer and on behalf of Buyer, dated as of the Closing Date, stating that the conditions specified in subsections (a) through (c) of Section 3.2 below have been satisfied and (ii) such other documents or instruments as are required to be delivered by Buyer at the Closing pursuant to the terms hereof or that Seller reasonably requests a reasonable time prior to the Closing Date to effect the transactions contemplated hereby.
          2.6 Allocation of Purchase Price. Each party shall be free to prepare and file all Tax Returns (including Internal Revenue Service Form 8594), in such form as each of Buyer and Seller, in their sole and absolute discretion, shall deem reasonable and appropriate.
          2.7 Adjustment to Purchase Price.
          (a) Following the Closing, the Purchase Price shall be increased or reduced on a Dollar for Dollar basis, to the extent that the Adjusted Working Capital as of the Closing is more or less than the amount of the Working Capital Commitment (the “Working Capital Adjustment”). As soon as practicable after the Closing Date, but not more than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a detailed schedule as well as copies of all spread sheets and other work papers that were material to the preparation thereof (collectively, the “Closing Working Capital Schedule”) setting forth each and every item of Adjusted Working Capital with specific identification of obligors and obligees, the amount of the Working Capital Adjustment, if any, and Buyer’s calculation of such Adjustment. The Closing Working Capital Schedule shall be prepared in accordance with GAAP.
          (b) Within thirty (30) days of Buyer’s delivery of the Closing Working Capital Schedule, Seller may deliver written notice to Buyer of any objections and the basis therefor, which Seller may have to the Closing Working Capital Schedule (the “Protest Notice”). The failure of Seller to deliver such Protest Notice within the prescribed time period will constitute Seller’s acceptance of the Closing Working Capital Schedule as determined by Buyer.
          (c) If Buyer and Seller are unable to resolve any disagreement with respect to the Closing Working Capital Schedule within twenty (20) days following Buyer’s receipt of the Protest Notice, then the items in dispute will be referred, together with a written statement of each party as to its position on any matters in dispute regarding the Closing Working Capital Schedule, to Markovitz Dugan and Associates, 1001 East Entry Drive, Pittsburgh, Pennsylvania 15216 (the “Dispute Accountant”) for final determination, which determination shall be final and binding on both Buyer and Seller. The Dispute Accountant shall be instructed to, and shall, (i) limit its determinations only to the items in dispute, (ii) make its determination as to each such item based upon the terms and provisions of this Agreement, (iii) not assign a value to any item greater than the higher value for such unresolved item claimed by either Buyer or Seller or less than the lower value for such item claimed by either Buyer or Seller. The fees and expenses of the Dispute Accountant shall be shared equally by the parties.
          (d) Within ten (10) days of the final determination of the amount of the Adjusted Working Capital the following shall occur:
      (i) If there is no Working Capital Adjustment, then Buyer shall pay to Seller by wire transfer of immediately available funds to an account designated in writing by Seller an amount equal to the Holdback.

      (ii) If the Working Capital Adjustment is a positive number, Buyer shall pay to Seller by wire transfer of immediately available funds to an account designated in writing by Seller an amount equal to the sum of such Working Capital Adjustment and the Holdback.
      (iii) If the Working Capital Adjustment is a negative number but less than the Holdback, Buyer shall pay to Seller by wire transfer of immediately available funds to an account designated in writing by Seller an amount equal to the amount of the Holdback less such Working Capital Adjustment.
      (iv) If the Working Capital Adjustment is a negative number and exceeds the Holdback, Seller shall pay to Buyer by wire transfer of immediately available funds to an account designated in writing by Buyer in an amount equal to the amount of such Working Capital Adjustment less the Holdback (which shall be retained by Buyer).
ARTICLE III
CONDITIONS TO CLOSING
          3.1 Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:
          (a) The representations and warranties in Article V hereof shall be true and correct in all material respects, and Seller and Parent shall have performed in all material respects all of the covenants and agreements required to be performed by Seller and Parent under this Agreement on or prior to the Closing Date;
          (b) Buyer and Seller shall have received or obtained all (i) third party approvals that are required in order to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of, any Assumed Contract (collectively, the “Third-Party Approvals”), and (ii) all governmental and regulatory consents and approvals that are necessary for consummation of the transactions contemplated hereby, in each case on terms reasonably satisfactory to Buyer (collectively, the “Governmental Approvals”);
          (c) Since June 30, 2006, there shall have been no Material Adverse Change;
          (d) No suit, action or other proceeding, or injunction, order, decree or judgment relating thereto, shall be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby and no such injunction, order, decree or judgment shall be in effect;
          (e) Buyer shall have completed its due diligence investigation of the Business, the Purchased Assets and the Assumed Liabilities, including the Environmental Audit,

Inspections and Tests, if any, and shall be satisfied, in its sole and absolute discretion, with the results of such investigations; and
          (f) Seller and General Warehousemen and Employees Union Local 636 and General Warehousemen and Employees Union Local 636 (Clerical) shall have executed and delivered to Buyer, along with written acknowledgements by each labor union of the Buyer’s assumption thereof as a successor employer, those certain collective bargaining agreements attached hereto as Exhibit 3.1(f), which shall be Assumed Contracts for purposes of this Agreement.
          All proceedings to be taken by Seller or Parent in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Buyer shall be reasonably satisfactory in form and substance to Buyer.
          3.2 Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions as of the Closing:
          (a) The representations and warranties made by Buyer in this Agreement and in any certificate delivered by Buyer pursuant hereto shall be true and correct in all material respects as of the Closing Date;
          (b) Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by Buyer under this Agreement on or prior to the Closing Date; and
          (c) No suit, action or other proceeding, or injunction, order, decree or judgment relating thereto, shall be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby and no such injunction, order, decree or judgment shall be in effect.
          All proceedings to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all documents required to be delivered by Buyer to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller.
ARTICLE IV
COVENANTS PRIOR TO CLOSING
          4.1 General. Subject to the terms of this Agreement, each party shall use commercially reasonable efforts to take the actions and do the things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

          4.2 Affirmative Covenants of Seller. Except as otherwise expressly provided herein or as expressly consented to in writing by Buyer, prior to the Closing, Parent shall cause Seller to, and Seller shall:
          (a) conduct the Business (including management of working capital and incurrence of and payment or financing of capital expenditures) only in the ordinary course of business consistent with past practice;
          (b) preserve intact its business organization and goodwill and use commercially reasonable efforts to keep available the services of its officers and employees and maintain satisfactory relationships with suppliers, customers and others having business relationships with the Business;
          (c) afford, and cause its officers, directors, employees, attorneys, accountants and other agents to afford to Buyer and its accounting, legal and other representatives and lenders, as well as their respective officers, employees, affiliates and other agents, reasonable access during normal business hours and upon reasonable notice to business, financial, tax, compensation and other data and information concerning the Business and its affairs and operations, including all properties, personnel, customers, suppliers, books, records, contracts and other documents and computer systems, including all data bases and software, of or pertaining to Seller and the Business;
          (d) afford Buyer an opportunity, at Buyer’s expense, to obtain a so-called Phase I environmental audit (the “Environmental Audit”) of the Leased Real Property;
          (e) deliver to Buyer any information and data pertaining to the Leased Real Property possessed by Seller, including, title work, surveys, soil boring tests, environmental reports, engineering feasibility studies, land use plans, building plans and specifications, zoning permits, building permits, appraisals, inspection reports, maintenance agreements and utility contracts (collectively, the “Tests”);
          (f) maintain the Purchased Assets in reasonable operating condition and repair (subject only to ordinary wear and tear and potential casualty loss), maintain insurance reasonably comparable to that in effect on the date of the Interim Financial Statements, maintain all supplies and spare parts at customary operating levels consistent with past practice, replace in accordance with past practice any inoperable, worn out or obsolete Purchased Assets with modern assets of comparable quality, if available, and, in the event of a casualty, loss or damage to any of such Purchased Assets prior to the Closing Date for which Seller is insured, either repair or replace such Purchased Assets or, if Buyer agrees, transfer the proceeds of such insurance to Buyer in lieu of such repair or replacement;
          (g) maintain its books, accounts, records, financial statements, balance sheets and statements of income and cash flows in a manner consistent with past practice;
          (h) comply with all of its legal requirements and contractual obligations and pay all applicable Taxes when due and payable in the ordinary course of business;

          (i) give all notices and use commercially reasonable efforts to obtain all authorizations, consents, accreditations, licenses, permits and approvals necessary or desirable to consummate the transactions contemplated hereby;
          (j) obtain releases of all Liens relating to the Purchased Assets (other than the Permitted Liens), and deliver to Buyer written evidence of the release thereof (including, as applicable, UCC-3 termination statements with respect thereto);
          (k) use commercially reasonable efforts to maintain in full force and effect the existence of all Proprietary Rights; and
          (l) promptly inform Buyer in writing of any material variances from the representations and warranties contained in Article V hereof which become known to Seller or any breach of any covenant hereunder by Seller.
          4.3 Affirmative Covenant of Buyer. Buyer shall promptly inform Seller and Parent in writing of any material variances from the representations and warranties contained in Article VI hereof which become known to Buyer or any breach of any covenant hereunder by Buyer.
          4.4 Negative Covenants of Seller. Except as otherwise expressly provided herein or as expressly consented to or requested in writing by Buyer, prior to the Closing Date, Seller shall not, and Parent shall cause Seller not to:
          (a) enter into, amend, modify or terminate any employment, severance or collective bargaining agreement or other agreement or arrangement with any Transferred Employees or their representative, or grant any increase in salary or bonus or otherwise increase the compensation payable to any employee, consultant, advisor or agent employed by or rendering services to the Business, except wage or salary increases as required by preexisting contracts or compensation policies which are consistent with past practice to the extent described on Schedule 4.4(a);
          (b) enter into, amend or modify any Seller Employee Benefit Plan, or other employee benefit plan or arrangement associated with such plans, except in the ordinary course of business consistent with past practice;
          (c) sell, lease, license or otherwise dispose of any interest in any of the Purchased Assets except Inventory in the ordinary course of business, or permit, allow or suffer any of the Purchased Assets to be subjected to any Liens other than any which shall be in existence as of the date of this Agreement (all of which shall be released, satisfied or otherwise discharged as of the Closing Date, other than the Permitted Liens);
          (d) engage in any promotional sales or discount or other activity that has or would reasonably be expected to have the primary effect of accelerating to pre-Closing periods sales to customers that would otherwise be expected to occur in post-Closing periods except in the ordinary course of business consistent with past practice;
          (e) accelerate the collection of Accounts Receivable or delay the payment of payables or other accrued liabilities as compared to the Seller’s past practice;
          (f) decrease the price of any of its products or services, other than decreases in the ordinary course of business consistent with past practice;
          (g) terminate or modify any government license, permit or other authorization, other than in the ordinary course of business consistent with past practice;
          (h) enter into any new, or amend or terminate any existing, material contracts, agreements or commitments other than in the ordinary course of business, consistent with past practice;
          (i) institute any material change in the conduct of the Business, or any change in its method of purchase, sale, management, marketing, operation, accounting, collection or payment; or
          (j) reduce or delay any budgeted or planned capital expenditures except in the ordinary course of business.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT
          As an inducement to Buyer to enter into this Agreement, each of Seller and Parent, jointly and severally, hereby represents and warrants to Buyer that:
          5.1 Organization and Corporate Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has obtained and currently maintains all qualifications to do business as a foreign limited liability company in all other jurisdictions in which the character of Seller’s properties or the nature of Seller’s activities require it to be so qualified, other than any such qualifications which the failure to obtain or maintain would not have a Material Adverse Effect. Seller has sufficient corporate power and authority and all authorizations, licenses and permits necessary to own and operate the Business and to conduct the Business as now conducted except where the failure to hold any authorization, license or permit would not result in a Material Adverse Effect. Seller employs salesmen in Ohio, Michigan, New York and Kentucky. Otherwise, Seller has no assets (other than the laptop computers referred to on Schedule 5.23) or personnel located outside Pennsylvania.
          5.2 Authorization; No Breach.
      (a) The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Seller and Parent and consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Seller and Parent. This Agreement and the other agreements contemplated hereby to be executed and delivered by Seller and Parent constitute legal, valid and binding obligations of each of them, enforceable in accordance with their respective terms, except to the extent that the enforcement hereof and thereof may be limited by the effect or application of laws, rules, regulations, judicial opinions and actions, whether in law or in equity, related to bankruptcy, insolvency, moratorium, receivership, fraudulent conveyance, creditor’s rights, public policy or general equitable principles (collectively, “Equitable Principles”).
      (b) Except as set forth on Schedule 5.2, the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Seller and Parent and consummation of the transactions contemplated hereby and thereby do not and shall not (except to the extent that the same will not have a Material Adverse Effect) (a) conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, give any third party the right to terminate or to accelerate any obligation under, result in the creation of any Lien upon any of the Purchased Assets or the Business, or except to the extent already obtained or performed, require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or other governmental or regulatory body or authority, under, the provisions of the organizational and operating documents of Seller or Parent, or (b) except to the extent already obtained or performed, require any authorization, consent, approval or other action under any indenture, mortgage, lease, loan agreement, contract, understanding, commitment or other agreement by which Seller is bound or affected, or any law, statute, rule or regulation to which of Seller or Parent is subject.
          5.3 Subsidiaries. Seller has no (and in the past five years has not had any) Subsidiaries.
          5.4 Financial Statements. Seller has delivered to Buyer the financial statements of the Business for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005, together with any notes to and any supplemental information and schedules included in such financial statements (collectively, the “Historical Financial Statements”), all as prepared by Seller. The balance sheets included in the Historical Financial Statements are true, accurate and complete in all material respects and fairly present, in all material respects, the financial position of the Business as of their respective dates. The statements of operations and cash flows included in the Historical Financial Statements are true, accurate and complete in all material respects and fairly present, in all material respects, the results of operations and cash flows of Seller and the Business for the respective periods set forth therein, in each case in accordance with GAAP. The Historical Financial Statements are consistent in all material respects, with the accounting records, ledgers and books of original entry of Seller (the “Accounting Books”). Seller has delivered to Buyer the unaudited financial statements for the eight (8) month period ended August 31, 2006 (the “Interim Financial Statements”). The Interim Financial Statements are true, accurate and complete in all material respects, are consistent in all material respects with the Accounting Books of Seller and, subject to normal year-end adjustments and accruals (none of which individually or in the aggregate are material or inconsistent with the Historical Financial Statements), the taking of a physical inventory and the lack of footnote disclosures, present fairly, in all material respects, the financial position, results of operations and cash flows of the Business as of the date and for the period therein set forth, in accordance with GAAP.
          5.5 Accounts Receivable; Payables.
          (a) Except as set forth on Schedule 5.5, all Accounts Receivable reflected on the Interim Financial Statements, and as shall exist on the Closing Date, are valid receivables arising in the ordinary course of business and are current and collectible in the ordinary course of business (subject only to the reserve for bad debts set forth on the face of the balance sheet contained in Interim Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Business) at the aggregate recorded amount therefor as shown on the Interim Financial Statements and the Closing Working Capital Schedule as finally determined, as the case may be.
          (b) All of the trade accounts payable reflected on the Interim Financial Statements and all trade accounts payable as shall be reflected on the Closing Working Capital Schedule, as finally determined, arose in the ordinary course of business and in a manner consistent with Seller’s past practice.
          5.6 Warranty. Since January 1, 2005, all products sold and services rendered by Seller have been in conformity with all contractual commitments and all express and implied warranties. No products sold by Seller are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such sale (including as a result of any course of conduct between Seller and any Person or as a result of any statements in any of Seller’s promotional literature). Schedule 5.6 contains copies of the standard terms and conditions of sale for goods sold or services provided by Seller.
          5.7 No Material Adverse Change. Since June 30, 2006, there has occurred no fact, event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect.
          5.8 Absence of Certain Developments. Except as set forth on Schedule 5.8, since December 31, 2005 and except as is contemplated to occur pursuant to this Agreement, Seller has not:
          (a) mortgaged, pledged or subjected to any Lien, any of the Purchased Assets;
          (b) sold, leased, assigned or transferred any of its tangible assets, except in the ordinary course of business consistent with past practice, or canceled, without fair consideration, any material debts or material claims owing to or held by it;
          (c) made or granted any bonus or any wage or salary increase to any employee or group of employees (except as required by pre-existing contracts or consistent with past practice and disclosed on Schedule 5.14), or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing Seller Employee Benefit Plan or arrangement or adopted any new Seller Employee Benefit Plan or arrangement;
          (d) incurred any Indebtedness for borrowed money or incurred or became subject to any liability, except (i) current liabilities incurred in the ordinary course of business consistent with past practice, and (ii) liabilities under contracts entered into in the ordinary course of business consistent with past practice;
          (e) made any loans or advances to, or guarantees for the benefit of, any Person in an amount, in the aggregate, in excess of Ten Thousand Dollars ($10,000) other than the extension of trade credit in the ordinary course of business consistent with past practice;
          (f) suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;
          (g) suffered any damage, destruction or casualty loss to its tangible assets in excess of Ten Thousand Dollars ($10,000), whether or not covered by insurance;
          (h) made any change in any method of accounting or accounting policies, other than those which have been disclosed in writing to Buyer;
          (i) instituted or permitted any material change in the conduct of the Business;
          (j) delayed or postponed the payment of any accounts payable or commissions or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable in each case, except in the ordinary course of business consistent with past practice;
          (k) entered into any agreement or arrangement prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business anywhere in the world;
          (l) sold, assigned, licensed, sublicensed, transferred or encumbered any Proprietary Rights or other intangible assets, or abandoned or permitted to lapse any Proprietary Rights;
          (m) taken any action or failed to take any action for the primary purpose of accelerating to pre-Closing periods sales to customers or other revenues that would otherwise be expected to take place or be incurred after the Closing; or
          (n) entered into, amended or terminated any contract other than in the ordinary course of business consistent with past practice.

          5.9 Real Property.
          (a) Seller does not own any real property;
          (b) Schedule 5.9(b) sets forth a true and complete description of all real property leased, licensed to or otherwise used or occupied (but not owned) by Seller (collectively, the “Leased Real Property”). Seller has a valid and subsisting leasehold estate in the Leased Real Property. A true and correct copy of each such lease, license, or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been delivered to Buyer, and no changes have been made to any Real Property Leases since the date of delivery. All of the Leased Real Property is used or occupied by Seller pursuant to a Real Property Lease. With respect to each Real Property Lease: (i) such Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, (ii) all rents, deposits and additional rents due pursuant to such Real Property Lease have been paid in full and no security deposit or portion thereof has been applied in respect of a breach or default under such Real Property Lease that has not be redeposited in full, (iii) there is no existing default by Seller, or, to the Knowledge of Seller, the lessor, under any of the Real Property Leases, and no event has occurred that (with notice, lapse of time or both) could reasonably be expected to constitute a breach or default under any of the Real Property Leases by any party or give any party the right to terminate, accelerate or modify any Real Property Lease, (iv) Seller has not received any notice that it is in default under any Real Property Lease or that the owner of any Leased Real Property has made any assignment, mortgage, pledge or hypothecation of such Real Property Lease or the rents or use fees due thereunder other than possible assignments of leases to lenders securing mortgages on the Leased Real Property. Except as set forth on Schedule 5.9(b), no Affiliate of Seller or Parent is the owner or lessor of any Leased Real Property. The Leased Real Property is (i) in good condition and repair (subject to normal wear and tear) and (ii) sufficient for the operation of the Business as it is currently conducted. Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property.
          5.10 Title to Assets; Condition and Sufficiency.
          (a) Seller has good and valid title to all of the Purchased Assets, free and clear of all Liens, except for (i) liens for current property Taxes not yet due and payable and (ii) Liens securing Seller’s repayment obligations in connection with Seller’s Indebtedness (which Liens related to Seller’s Indebtedness shall be released at or prior to Closing) (with the items in clause (i) and, until Closing, clause (ii) above, being collectively referred to herein as the “Permitted Liens”).
          (b) Except as disclosed on Schedule 5.10(b), the Purchased Assets include all of the assets, whether tangible or intangible, real or personal, that are necessary or useful for the conduct of the Business as currently conducted.
          (c) The Equipment and other tangible assets (whether owned or leased) included in the Purchased Assets are, except for ordinary wear and tear, in good condition and repair and are usable in the ordinary course of business, and all such assets have been installed and maintained in compliance with all applicable laws, regulations and ordinances.
          5.11 Inventory. The Inventory is (a) usable or saleable in the ordinary course of the Business, (b) sufficient but not excessive in kind or amount for the conduct of the Business as it is presently being conducted, and (c) reflected in the Interim Financial Statements and in the Closing Working Capital Schedule at an amount which reflects values not in excess of the lower of cost or market determined in accordance with GAAP.
          5.12 Customer Tooling and Raw Materials. Neither Seller, Parent nor any of their Affiliates has any developed proprietary tools, molds, dies or equipment belonging to any of the customers of the Business, and neither Seller, Parent nor any of their Affiliates is in possession or control of any raw materials owned by any of Seller’s customers for use in connection with the Business and/or the production, assembly and/or manufacture of products or the provision of services.
          5.13 Tax Matters.
          (a) Seller has filed or has caused to be filed on a timely basis (after giving effect to any requested extensions of any filing dates) all Tax Returns that are or were required to be filed, either separately or as a member of an Affiliated Group, and all such Tax Returns have been prepared in compliance with all applicable laws and regulations and are true and accurate. All Taxes due and payable by Seller and its Affiliates have been paid. The charges, accruals, and reserves for Taxes with respect to the Business for any pre-Closing Tax period reflected in the Interim Financial Statements and for any Tax period that ends with or after the Closing Date reflected on the Closing Working Capital Schedule as finally determined are adequate to cover such Taxes and are at least equal to Seller’s liability for Taxes with respect to the Business as of the Closing Date.
          (b) Except as set forth on Schedule 5.13(b):
      (i) neither Seller nor Parent, on behalf of Seller, has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed, or consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority;
      (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any material amount of Tax has been proposed, asserted or assessed by any taxing authority against Seller, and there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to Seller’s Knowledge, threatened against or with respect to Seller;
      (iii) except for Permitted Liens, there are no liens for Taxes upon the Purchased Assets;

      (iv) no claim has ever been made by a taxing authority in any jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to Taxes assessed by such jurisdiction; and
      (v) Seller or Parent, on behalf of Seller, has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been or will be properly completed and timely filed.
          (c) Schedule 5.13(c) contains a list of states, territories and jurisdictions (whether foreign or domestic) in which Seller was required to file Tax Returns for the Business for the fiscal year ended December 31, 2005.
          5.14 Contracts and Commitments.
          (a) Except as set forth on Schedule 5.14 with respect to the Business or the Purchased Assets, and except as a result of the transactions contemplated by this Agreement, Seller is not a party to any oral or written:
      (i) management agreement, contract for the employment of any officer, individual employee or other person on a full-time, part-time or consulting basis or providing for the payment of any cash or other compensation or benefits upon the sale of the Business or the Purchased Assets;
      (ii) agreement pursuant to which any current or former employee is entitled to payment for a covenant not to compete with Seller or the Business;
      (iii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a material Lien on any of Seller’s assets or letter of credit arrangements;
      (iv) agreements with respect to the lending or investing of funds;
      (v) license or royalty agreements;
      (vi) guaranty of any obligation for borrowed money, other than endorsements made for collection;
      (vii) lease or agreement under which Seller is lessee of or holds or operates any property, real or personal, owned by any other party;
      (viii) lease or agreement under which Seller is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by Seller;
      (ix) distributor, vendor or customer agreements;

      (x) contract which prohibits Seller from freely engaging in the Business anywhere in the world;
      (xi) contract relating to the marketing, sale, advertising or promotion of its products or services;
      (xii) franchise or agency agreements;
      (xiii) contract with any officer, director, manager, member, shareholder, parent or other Affiliate;
      (xiv) warranty agreement with respect to products sold or indemnity agreement with any supplier or customer under which Seller is obligated to indemnify such supplier or customer against liability claims; or
      (xv) agreements relating to ownership of or Investments in any business or enterprise, including Investments in joint ventures and minority equity investments.
          (b) All of the contracts, leases, agreements and instruments set forth or required to be set forth on Schedule 5.14 are valid, binding and enforceable in accordance with their respective terms except to the extent that the enforcement thereof may be subject to the application of Equitable Principles. Except as set forth on Schedule 5.14, (i) Seller has substantially performed all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any contract, lease, agreement or instrument to which Seller is subject; (ii) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by Seller under any contract, lease, agreement or instrument to which Seller is subject; (iii) Seller, as of the date hereof, has no present expectation or intention of not fully performing all such obligations; and (iv) Seller has no Knowledge of any breach or anticipated breach by the other parties to any contract, lease, agreement, instrument or commitment to which it is a party. Seller is not a party to any contract, agreement or commitment the performance of which could reasonably be expected to have a Material Adverse Effect.
          (c) Schedule 5.14 sets forth each contract, commitment or obligation of Seller, which is secured by a letter of credit, performance bond, guarantee or the like (other than guarantees of Seller) and the nature and amount of such security.
          (d) Buyer has been afforded an opportunity to review, and if so requested by Buyer, to receive a true and correct copy of all written contracts (and a true and correct written description of all oral contracts) which are referred to on Schedule 5.14, together with all amendments, exhibits, attachments, waivers or other changes thereto.

          5.15 Proprietary Rights.
          (a) Schedule 5.15 contains a complete and accurate list of all (i) registered Proprietary Rights owned or used by Seller, (ii) pending applications for other registrations of Proprietary Rights filed by or on behalf of Seller, (iii) material unregistered Proprietary Rights owned or used by Seller and (iv) material licenses and other rights granted by any third party to Seller or by Seller to any third party with respect to any Proprietary Rights. Seller owns and possesses all right, title and interest to, or has the right to use pursuant to a valid and enforceable license, all Proprietary Rights necessary for the operation of the Business as presently conducted, free and clear of all Liens except for Permitted Liens.
          (b) Except as set forth on the attached Schedule 5.15, there have been no claims made against Seller asserting the invalidity, misuse or unenforceability of any of the Proprietary Rights owned or used by Seller and, to Seller’s Knowledge, there is no basis for any such claim. The transactions contemplated by this Agreement will not impair Seller’s right, title or interest in and to the Proprietary Rights listed on Schedule 5.15, and all of such Proprietary Rights shall be owned or available for use by Seller on identical terms and conditions after the Closing.
          5.16 Litigation. Except as set forth on the attached Schedule 5.16, there are no actions, suits, proceedings (including any grievance or arbitration proceedings), orders, investigations or claims pending or, to Seller’s Knowledge, threatened against Seller, the Business or the Purchased Assets (or pending or, to Seller’s Knowledge, threatened against any of the officers, directors or employees of Seller with respect to the Business), or pending by Seller against any Person, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); Seller is not the subject of any grievance or arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries relating to the Business; and there is no basis for any of the foregoing.
          5.17 Brokerage and Transaction Bonuses. Except as set forth on Schedule 5.17, which obligations will be paid by Seller or Parent on or before the Closing Date, (a) there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or Parent and (b) there are no special bonuses or other similar compensation payable to any employee in connection with the transactions contemplated hereby.
          5.18 Employees.
          (a) Except as disclosed on the attached Schedule 5.18 and except with respect to the transactions contemplated by this Agreement: (i) Seller is not party to or bound by any collective bargaining agreement or relationship with any labor organization; (ii) to Seller’s Knowledge, no executive or manager of Seller (A) has any present intention to terminate their employment, or (B) is a party to any confidentiality, noncompetition, proprietary rights or other such agreement between such employee and any other Person besides Seller that would be material to the performance of such employee’s employment duties, or the ability of Buyer after the Closing to conduct the Business; (iii) within the past five (5) years, no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (iv) no union organizing or decertification efforts are underway or, to Seller’s Knowledge, threatened and no other question concerning representation exists; (v) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to Seller’s Knowledge, threatened; (vi) there is no existing worker’s compensation liability, experience or matter arising from the Business that could increase Seller’s obligations under any worker’s compensation law or insurance program after the Closing; (vii) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to Seller’s Knowledge, threatened in any forum, relating to an alleged violation or breach by Seller or Parent (or any of their officers or directors) of any law, regulation or contract with respect to the Business and there is no basis for any such claim.
          (b) Except as set forth on Schedule 5.18, there are no written personnel policies, rules or procedures applicable to employees of Seller.
          (c) With respect to the transactions contemplated by this Agreement, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing will be, satisfied. Seller has not implemented any plant closing or mass layoff of employees under the Worker Adjustment and Retraining Notification Act, as amended.
          (d) Schedule 5.18 sets forth all employees of the Business who have terminated their employment, voluntarily or involuntarily, with Seller and/or the Business at any time in the six (6) month period preceding the date of this Agreement and the reasons for such termination.
          5.19 Employee Benefit Plans.
          (a) Except (i) as set forth on Schedule 5.19, Seller does not maintain, contribute to or have any liability under (or with respect to) any plan or arrangement providing benefits to current or former employees, including any bonus plan, plan for deferred compensation, profit-sharing bonuses, equity plan, including any option, appreciation right or purchase plan, employee health, life or other welfare benefit plan, severance arrangement or policy, any plan, arrangement, agreement, program or commitment to provide for insurance coverage (including any self-insured arrangements) disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life or accident benefits (including voluntary employee benefits association (as defined in Section 501(c)(9) of the Code) providing for the same or other benefits), or other arrangement, whether or not terminated, whether or not in writing or oral, and whether or not subject to ERISA. Each item listed or required to be listed on Schedule 5.19 is referred to herein as a “Seller Employee Benefit Plan”.
          (b) Each Seller Employee Benefit Plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance with their respective terms and with all applicable laws. Each Seller Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter to that effect from the Internal Revenue Service (the “IRS”), and nothing has occurred since the date of such letter which would prevent any such Seller Employee Benefit Plan from remaining so qualified.
          (c) Except (i) as set forth and described in reasonable detail on Schedule 5.19, none of the Seller Employee Benefit Plans or any other commitments of Seller, Parent or any Affiliate obligates Seller to pay any separation, severance, termination or similar benefit, accelerate any vesting schedule, increase any employee account balance, or alter or increase any benefits to any current or former employee, solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of Section 280G of the Code and no Seller Employee Benefit Plan has any obligation to provide any retiree welfare benefits.
          (d) Except as set forth on Schedule 5.19, with respect to Seller Employee Benefit Plans (i) Seller does not maintain, contribute to or have any actual or potential liability under any defined benefit plan, as defined in Section 3(35) of ERISA; (ii) no withdrawal of Seller from a pension plan (as defined in Section 3(35) of ERISA) in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed to be under Section 4062(e) of ERISA has occurred; (iii) Seller has not terminated a pension plan as defined in Section 3(3) of ERISA, filed a notice of intent to terminate a pension plan, or treated a pension plan amendment as a termination under Section 4041 of ERISA; (iv) the Pension Benefits Guarantee Corporation (“PBGC”) has not instituted proceedings to terminate a pension plan; (v) no lien on Seller pursuant to Section 412 of the Code or Section 302 of ERISA has been imposed; (vi) no transaction described in Section 4069 of the ERISA has occurred; and (vii) there are no pending or, to Seller’s Knowledge, threatened actions, suits, investigations or claims with respect to any Seller Employee Benefit Plan (other than routine claims for benefits in the ordinary course of business) which could result in any liability to Buyer (whether direct or indirect) and there is no basis for any such actions, suits, investigations or claims.
          (e) Except as set forth on the attached Schedule 5.19, (i) Seller has no obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any Multiemployer Plan; (ii) Seller has not engaged in a partial or complete withdrawal from a Multiemployer Plan, as defined in Section 4001(a)(3) of ERISA; and (iii) no event or condition which results in the termination of a Multiemployer Plan to which Seller has liability under Section 4041A of ERISA or Section 4042 of ERISA, respectively, has occurred.
          (f) Seller, or Parent on behalf of Seller, has complied in all respects with all obligations under Section 4980B of the Code and Sections 601-608 of ERISA (“COBRA”) as well as any comparable provisions of state law with respect to employees and former employees of Seller.
          (g) All contributions and payments with respect to each Seller Employee Benefit Plan have been timely made when due, and all contributions for the period prior to the

Closing Date, which are not yet due, have been made or accrued and reflected in the Closing Working Capital Schedule.
          (h) With respect to each Seller Employee Benefit Plan, there have been no prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA which are not covered by a prohibited transaction class exemption.
          (i) All required reports and descriptions including IRS Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions with respect to each Seller Employee Benefit Plan have been properly and timely filed with the appropriate government agency and distributed to participants as required by ERISA.
          (j) For purposes of this Section 5.19, the term “Seller” also includes all organizations under common control with Seller pursuant to Section 414 of the Code.
          5.20 Insurance. Schedule 5.20 contains a list of each insurance policy maintained by Seller with respect to its properties, assets and business, including the Purchased Assets and Business, and each such policy is in full force and effect. Seller is not in default with respect to its obligations under any insurance policy maintained by it, and since January 1, 2004, Seller has not been denied insurance coverage. The insurance coverage of Seller is of a kind and type routinely carried by entities of similar size engaged in similar lines of business. Except as set forth on Schedule 5.20, Seller does not have any self-insurance or co-insurance programs.
          5.21 Compliance with Laws; Permits; Certain Operations. Except as set forth on Schedule 5.21 and except for Environmental and Safety Requirements which are set forth in Section 5.22:
          (a) Seller has complied and is in compliance with, all applicable laws, ordinances, codes, rules, requirements and regulations of federal, state and local governments and all agencies thereof, and no notices have been received by and to the Knowledge of Seller no claims have been filed against Seller alleging a violation of any such laws, ordinances, codes, rules, requirements or regulations.
          (b) Seller has complied and is in compliance with, all applicable laws (including the Americans with Disabilities Act) relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, nondiscrimination, collective bargaining, the payment of social security and other taxes and all requirements, rules and regulations of the United States Immigration and Naturalization Service;
          (c) Seller holds all permits, licenses, certificates, accreditations or other authorizations of federal, state and local governmental agencies required for the conduct of the Business, and the attached Schedule 5.21 sets forth a list of all of such permits, licenses, certificates, accreditations and other authorizations. Seller is in material compliance with all terms and conditions of any such required permits, licenses, accreditations and authorizations; and

          (d) No officer, director, manager, employee, consultant, advisor or agent of Seller has been or is authorized to make or receive, and Seller has no Knowledge of any of its officers, directors, employees, consultants, advisors or agents making or receiving, any bribe, kickback payment or other illegal payment at any time.
          5.22 Environmental and Safety Matters. Except as set forth in Schedule 5.22 attached hereto:
          (a) With respect to the Business, Seller has complied and is in compliance with all Environmental and Safety Requirements.
          (b) Without limiting the generality of the foregoing, Seller has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements, and a list of all such permits, licenses and other authorizations is set forth on Schedule 5.22.
          (c) Seller has not received any notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under Environmental and Safety Requirements.
          (d) Neither Seller nor any of its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or the Solid Waste Disposal Act, as amended, or any other Environmental and Safety Requirements.
          (e) Neither this Agreement nor consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental and Safety Requirements.
          (f) Seller has not, either expressly or by operation of law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements.
          (g) Seller has furnished to Buyer all environmental audits, reports and other material environmental documents relating to its or its predecessors’ past or current properties, facilities or operations that are in its possession or under its reasonable control.

          5.23 Locations of Assets. Except as set forth on Schedule 5.23, all of the Purchased Assets are located at or on the Leased Real Property.
          5.24 Customers and Suppliers.
          (a) Schedule 5.24(a) sets forth the top 20 customers of Seller (based on the dollar amount of sales to such customers) for each of the years ended December 31, 2005 and December 31, 2004 (the “Material Customers”). Except as set forth on Schedule 5.24(a), (i) all Material Customers continue to be customers of Seller, and none of such Material Customers has reduced materially its business with Seller from the levels achieved during the year ended December 31, 2005, and, to the Knowledge of Seller, no such reduction is expected to occur; (ii) no Material Customer has terminated its relationship with Seller, nor has Seller received notice that any Material Customer intends to do so; (iii) Seller is not involved in any claim, dispute or controversy with any Material Customer; and (iv) Seller is not involved in any claim, dispute or controversy with any of its other customers that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          (b) Schedule 5.24(b) sets forth the top 20 suppliers of Seller (based on the dollar amount of purchases from such suppliers) for each of the years ended December 31, 2005 and December 31, 2004 (“Material Suppliers”). Except as set forth on Schedule 5.24(b), (i) all Material Suppliers continue to be suppliers of Seller and none of such Material Suppliers has reduced materially its business with Seller from the levels achieved during the year ended December 31, 2005, and, to the Knowledge of Seller, no such reduction is expected to occur; (ii) no Material Supplier has terminated its relationship with Seller, nor has Seller received notice that any Material Supplier intends to do so; (iii) Seller is not involved in any material claim, dispute or controversy with any Material Supplier except for minor disputes over supplier invoices that are noted in the Closing Working Capital Schedule and recorded at the amounts claimed due by the suppliers; and (iv) Seller is not involved in any claim, dispute or controversy with any of its other suppliers except for minor disputes over supplier invoices that are noted in the Closing Working Capital Schedule and recorded at the amount claimed due by the Suppliers and that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          5.25 Affiliate Transactions. Except as set forth on Schedule 5.25, no officer, director, manager, member, employee or Affiliate of Seller or, to Seller’s Knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with Seller or has any interest in any property used by Seller.
          5.26 Full Disclosure. Seller has no knowledge of any events, transactions or other facts that, either individually or in the aggregate could have a Material Adverse Effect on the general affairs, business, properties (including the Purchased Assets), financial position, results of operations, prospects or net worth of the Business.
          5.27 Accuracy of Information. The statements contained in the schedules referred to in this Agreement and in any other written documents executed and/or delivered by or on behalf of Seller pursuant to terms of this Agreement are true, correct and complete in all respects, and such schedules and such other documents do not omit, and will not omit when delivered, any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. No representation or warranty contained herein or made hereunder contains or will contain any misstatement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.
          5.28 Closing Date. The representations and warranties of Seller in this Article V and elsewhere in this Agreement and all information delivered in any schedule or exhibit attached hereto or in any certificate delivered to Buyer are true and correct on the date of this Agreement and shall be true and correct as of the Closing (including where such representation is contained in the Closing Working Capital Schedule) except to the extent that any such representations and warranties are, by their express terms, made and given with respect to facts or circumstances existing at a particular date.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
          As an inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants to each of Seller and Parent as follows:
          6.1 Organization, Power and Authority. Buyer is a corporation duly incorporated and validly existing under the laws of the State of Ohio. Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder.
          6.2 Authorization. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer, and consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Buyer. This Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer constitute valid and binding obligations of Buyer, enforceable in accordance with their respective terms, subject, in each case, to the application of Equitable Principles.
          6.3 Governmental Authorities and Consents. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
          6.4 Brokerage Payments. Except for a payment to be made by Buyer to The Midland Group there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on the any arrangement or agreement made by or on behalf of Buyer.

          6.5 Closing Date. The representations and warranties of Buyer in this Article VI and elsewhere in this Agreement and all information delivered in any certificate, instrument or other writing executed by Buyer and delivered to Seller are true and correct on the date of this Agreement and shall be true and correct as of the Closing.
ARTICLE VII
TERMINATION
          7.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by the mutual written consent of Buyer and Seller;
          (b) by Buyer if there has been a misrepresentation, breach of warranty or breach of a covenant by Seller with respect to the representations, warranties or covenants set forth in this Agreement or the schedules and exhibits attached hereto, which, in the case of breach of any covenant or agreement, has not been cured within fifteen (15) days after written notification thereof by Buyer;
          (c) by Seller if there has been a misrepresentation, breach of warranty or breach of covenant by Buyer with respect to the representations, warranties or covenants set forth in this Agreement or the schedules and exhibits attached hereto, which in the case of breach of any covenant or agreement, has not been cured within fifteen (15) days after written notification thereof by Seller; or
          (d) by either Buyer or Seller if the transactions contemplated hereby have not been consummated by October 31, 2006; provided that the party electing termination pursuant to this Section 7.1(d) is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the schedules and exhibits attached hereto.
          7.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided above, this Agreement shall forthwith become void and of no further force and effect, except that the provisions of Sections 7.1 (Termination), 7.2 (Effect of Termination), 8.5 (Expenses), and Article IX (Miscellaneous) shall survive such termination indefinitely, and except that nothing in Section 7.1 or this Section 7.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.
ARTICLE VIII
ADDITIONAL AGREEMENTS
          8.1 Survival of Representations, Warranties and Covenants and Rights of Indemnity. The representations and warranties, covenants and agreements in this Agreement and the schedules and exhibits attached hereto, as well as the corresponding rights of the parties to seek indemnity under this Article VIII for a breach or violation thereof, shall survive the Closing as follows:
          (a) the representation and warranties in Section 5.13 (Tax Matters), as well as the corresponding rights of the parties to seek indemnity under Article VIII hereof for a breach or violation thereof, shall terminate ten (10) days after such date as the applicable statutes of limitations with respect to the liabilities in question expire (giving effect to any extensions or waivers thereof);
          (b) the representations and warranties in Section 5.1 (Organization and Power), Section 5.2(a) (Authorization), Section 5.10(a) (Title to Assets), Section 5.17 (Brokerage and Transaction Bonuses), Section 6.2 (Authorization), and Section 6.4 (Brokerage), shall not terminate at any time, and all covenants and agreements of the parties shall not terminate until the same have been fully performed in accordance with their terms; and
          (c) all other representations and warranties in this Agreement and the Schedules and exhibits hereto, as well as the corresponding rights of the parties to seek indemnity under this Article VIII for a breach or violation thereof, shall terminate on the second anniversary of the Closing Date except for Claims made on or before such date.
          8.2 General Indemnification.
          (a) Indemnification for Benefit of Buyer. Seller and Parent, jointly and severally, shall indemnify Buyer and its Affiliates, officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Buyer Parties”) and save and hold each of them harmless from and against any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and enforcement of its rights hereunder) (collectively, “Losses”) which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach of any representation or warranty of Seller under this Agreement or any of the schedules or exhibits attached hereto, or in any of the certificates or other instruments or documents furnished to Buyer by Seller pursuant to this Agreement; (ii) any nonfulfillment or breach of any covenant, agreement or other provision by Seller or Parent under this Agreement or any of the exhibits attached hereto; (iii) any liability or obligation which is an Excluded Liability; and (iv) any liability or obligation of Seller or Parent other than the Assumed Liabilities.
          (b) Indemnification for Benefit of Seller. Buyer shall indemnify Seller, Parent and their Affiliates, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Parties”) and hold them harmless from and against any Losses which Seller Parties may suffer, sustain or become subject to, as the result of, in connection with, relating or incidental to or by virtue of (i) any breach of any representation or warranty of Buyer under this Agreement or any of the schedules or exhibits attached hereto, or in any of the certificates or other instruments or documents furnished to Seller by Buyer pursuant to this Agreement; (ii) any nonfulfillment or breach of any covenant, agreement or other provision by Buyer under this Agreement or any of the exhibits attached hereto, or (iii) any liability or obligation which is an Assumed Liability.
          (c) Manner of Payment. Except as otherwise provided herein, any indemnification of the Buyer Parties or Seller Parties pursuant to this Section 8.2 shall be effected by wire transfer of immediately available funds from Seller, Parent or Buyer, as the case may be, to an account designated by Buyer or Seller, as the case may be, within five (5) days after the determination thereof (it being understood that undisputed amounts shall be promptly paid on demand). Any such indemnification payments shall include interest at the annual rate of eight percent (8%), calculated on the basis of a 365-day year and the actual number of days elapsed from the date any Loss is suffered or sustained to the date of payment. All indemnification payments under this Section 8.2 shall be deemed adjustments to the Purchase Price.
          (d) Limitations on Indemnity. Notwithstanding any provision herein to the contrary, the maximum liability of Seller and Parent, in the aggregate, to the Buyer Parties, in the aggregate, for breach of representations and warranties pursuant to Section 8.2(a)(i) (other than with respect to the representations and warranties contained in Section 5.2(a) (Authorization), Section 5.10(a) (Title to Assets), Section 5.13 (Tax Matters), and Section 5.17 (Brokerage and Transaction Bonuses)), shall be an amount equal to twenty-five percent (25%) of the Purchase Price (exclusive of the Assumed Liabilities) determined under Section 2.3(a) hereof (the “Cap”). Nothing in this Agreement (including this Section 8.2(d)) shall limit or restrict the right of the Buyer Parties to maintain or recover any amounts in connection with any action or claim based upon fraudulent misrepresentation or deceit, or the breach of any covenant or agreement, or the indemnification Buyer Parties are entitled to pursuant to Sections 8.2(a)(ii), (iii) and (iv) or Section 8.2(a)(i) (but only with respect to breach of representations and warranties in Sections 5.2(a), 5.10(a), 5.13 and 5.17) which Losses shall not be subject to the Cap. Any party making a claim for indemnification under Section 8.2(a) or (b) must do so in writing in the manner specified for the giving of notices hereunder, and such notice must describe, with reasonable specificity, the claim, the amount thereof (if known and quantifiable), and the basis for indemnification under this Agreement.
          (e) Defense of Third Party Claims. Any party making a claim for indemnification under this Section 8.2(e) (an “Indemnitee”) arising from any action, lawsuit, proceeding, investigation or other claim (a “Claim”) against it by a third party, shall notify the indemnifying party (an “Indemnitor”) of the Claim in writing promptly after receiving written notice of it, describing, with reasonable specificity, the Claim, the amount thereof (if known and quantifiable), and the basis for indemnification under this Agreement; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such Claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that, prior to the Indemnitor assuming control of such defense it shall first (i) verify to the Indemnitee in writing that such Indemnitor shall be fully responsible (with no reservation of any rights) for all Losses relating to such claim for indemnification and that it will provide full indemnification to the Indemnitee with respect to the Claim giving rise to such claim for indemnification hereunder, and (ii) enter into an agreement with the Indemnitee in form and substance reasonably satisfactory to the Indemnitee which agreement (subject to the limitations contained in Section 8.2(d)) unconditionally guarantees the payment and performance of any Losses which may arise with respect to the Claim giving rise to such claim for indemnification hereunder; and provided further, that:
      (A) the Indemnitee shall be entitled to participate in the defense of such Claim and to employ counsel of its choice for such purpose; provided that the reasonable fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor);
      (B) the Indemnitor shall not be entitled to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if (1) the Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (2) the Indemnitee reasonably believes an adverse determination with respect to the Claim giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnitee’s reputation or future business prospects; (3) the Claim involves the request for an injunction; or (4) the Indemnitor fails or is failing to vigorously prosecute or defend such Claim; and
      (C) if the Indemnitor shall control the defense of any such Claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld) before entering into any settlement of a Claim or ceasing to defend such Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all Losses with respect to such Claim without prejudice.
          8.3 Employee and Related Matters.
          (a) Transferred Employees. As of the Closing Date and at its sole discretion, Buyer may offer employment to all or some of the employees of Seller who are employed by Seller in the Business at the Closing Date. The employees who accept such employment are referred to as “Transferred Employees” in this Agreement. Nothing in this Agreement shall limit Buyer’s ability after the Closing to modify the salary or wage level or terminate the employment of any Transferred Employee at any time and for any reason, including without cause.

          (b) Mutual Cooperation. Subject to applicable confidentiality laws, Seller shall provide promptly to Buyer, at Buyer’s request, any information or copies of personnel records (including addresses, dates of birth, dates of hire and dependent information) relating to the employees whom Buyer has indicated are likely to become Transferred Employees or relating to the service of such employees with Seller (and predecessors of Seller, as applicable) prior to the Closing Date. Seller and Buyer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 8.3.
          8.4 Press Release and Announcements. Without the prior approval of the other party, no party hereto shall disclose to the public or to any third party any information concerning the transactions contemplated hereby, other than disclosures to its financial, legal or other advisors and to governmental authorities as required or as may, in the reasonable opinion of counsel, be required by law. Buyer and Seller shall cooperate in the preparation of all press releases and to the extent practicable shall issue press releases relating to the transactions contemplated hereby jointly. Notwithstanding the foregoing, Buyer agrees that Parent may in its sole discretion issue a press release and may file the same with the Securities and Exchange Commission on or immediately after the execution of this Agreement (or at any time prior thereto if its counsel shall advise Parent that it is obligated to do so under applicable securities laws) and again on or immediately after the Closing Date. Parent shall consult with Buyer on the substance and timing of such releases. Buyer shall not itself make any public announcement relating to the subject matter of this Agreement prior to Parent’s first public announcement thereof without the prior written approval of Parent, which approval shall not be unreasonably withheld.
          8.5 Expenses. Except as otherwise provided herein, Seller, Buyer and Parent shall pay their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of their obligations hereunder and consummation of the transactions contemplated hereby.
          8.6 Further Transfers; Transition Assistance.
          (a) Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets, the assumption by Buyer of the Assumed Liabilities including with respect to obtaining and maintaining all licenses, permits, authorizations, accreditations and consents necessary or desirable in connection therewith, and Seller shall execute such documents as may be reasonably necessary to assist Buyer in preserving or perfecting its rights in the Purchased Assets and its ability to conduct the Business. All such actions shall be at Buyer’s expense unless the same are caused or necessitated by a breach of any of Seller’s or Parent’s representations, warranties, covenants or agreements herein, in which case such actions shall be at Seller’s expense. Following the Closing, Seller and Buyer agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local and other Tax returns with respect to the Business.

          (b) From the date hereof, Seller shall not in any manner take or cause to be taken any action which is designed or intended to discourage, or would be reasonably anticipated to have the effect of discouraging customers, suppliers, distributors, referral sources, insurance companies, lessors, consultants, advisors and other business associates from maintaining the same business relationships with Buyer or the Business after the date of this Agreement as were maintained with Seller prior to the date of this Agreement.
          8.7 Nonassignable Contracts and Permits. To the extent that the assignment hereunder by Seller to Buyer of any Assumed Contract or Permit is not permitted or is not permitted without the consent of any other party to such Assumed Contract, this Agreement shall not be deemed to constitute an assignment of any such Assumed Contract or Permit if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Assumed Contract or Permit, and Buyer shall assume no obligations or liabilities under any such Assumed Contract or Permit. Seller shall use commercially reasonable efforts to advise Buyer promptly in writing with respect to any Assumed Contract or Permit which Seller knows or has substantial reason to believe will or may not be assignable to Buyer. Without in any way limiting Seller’s obligation to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the Purchased Assets to Buyer hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, Seller shall cooperate with Buyer following the Closing Date in any reasonable arrangement designed to provide Buyer with the rights and benefits (subject to the obligations) under any such Assumed Contract or Permit, including enforcement for the benefit of Buyer of any and all rights of Seller against any other party arising out of any breach or cancellation of any such Assumed Contract or Permit by such other party and, if requested by Buyer, acting as an agent on behalf of Buyer or as Buyer shall otherwise reasonably require.
          8.8 Tax Matters.
          (a) Sales and Transfer Taxes. All sales, use, excise, value-added, goods and services, transfer, recording, documentary, registration, conveyancing and similar taxes that may be imposed on the sale and transfer of the Purchased Assets (including any stamp, duty or other tax chargeable in respect of any instrument transferring property and any recording fees or expenses payable in connection with the sale and transfer of the Proprietary Rights), together with any and all penalties, interest and additions to tax with respect thereto (collectively, “Sales and Transfer Taxes”), shall be paid by Buyer. Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all Sales and Transfer Taxes, and, if required by applicable law, Seller will join in the execution of any such Tax Returns and other documentation. Buyer and Seller shall cooperate in providing each other with appropriate resale exemption certification and other similar tax and fee documentation.
          (b) Cooperation on Tax Matters. Buyer and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Business and the Purchased Assets relating to any taxable period beginning before the Closing Date until thirty (30) days after expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Seller, as the case may be, shall allow the other party to take possession of such books and records.
          8.9 Confidentiality Agreements. At the Closing, Seller, to the extent it is permitted to do so, shall assign to Buyer all of its rights under all confidentiality agreements with prospective bidders entered into in connection with the process leading to sale of the Business. In addition, Seller shall use its commercially reasonable efforts to obtain the return or destruction as promptly as possible of all confidential information delivered to prospective buyers, will not release any prospective buyers from their obligations under any such confidentiality agreements, and, at Buyer’s request, will provide Buyer with a certificate describing the status of the return or destruction of all confidential information provided to such prospective buyers.
          8.10 Accounts Receivable. Seller constitutes and appoints Buyer as its exclusive agent for the purpose of collecting all of the Accounts Receivable as of the Closing Date that are included in the Purchased Assets. Buyer is authorized and empowered, in the name and on behalf of Seller, to take all legally permissible actions and to cause all such actions to be taken as are or may become necessary to collect such Accounts Receivable, including the power and authority to endorse checks, drafts and other negotiable instruments made payable to Seller, the ability to demand and receive payments under and pursuant to the terms of letters of credit issued for the benefit of Seller, and the ability to deposit the proceeds from each of the foregoing into an account or accounts owned or maintained by Buyer. Buyer shall not agree with any customer to the reduction or compromise of any amounts that were due to Seller at or prior to the Closing without Parent’s prior written consent, which consent shall not be withheld unreasonably. All Accounts Receivable that are included in the Purchased Assets but not collected by Buyer within one hundred twenty (120) days following the Closing Date (the “Delinquent Accounts”) shall first be off set against any reserve for bad debts on the books of Seller at the Closing and to the extent in excess of that amount shall be repurchased by Seller or Parent at the full invoiced amount of such Delinquent Account, at Parent’s option, either pursuant to a direct cash payment to Buyer or an offset of the Seller Note. All such repurchased Delinquent Accounts shall be assigned by Buyer to Seller. All sums received by Buyer for Delinquent Accounts repurchased by Seller shall be remitted to Seller on a monthly basis less any outside collection fees or legal fees and expenses actually incurred by Buyer in the collection of such Delinquent Accounts.
          8.11 Post-Closing Warranty Claims. From and after the Closing Date Buyer shall in good faith and at its own expense pursue the satisfaction of all returns, recalls, replacements and allowances for warranty claims under product or service warranties (collectively, “Warranty Claims”) made by customers of the Business relating to services provided or products produced, held or sold by Seller prior to the Closing Date against the vendor or supplier of the product or service. In the event and to the extent that Buyer is unsuccessful in obtaining satisfaction of such Warranty Claims against the appropriate vendor or supplier, Buyer may submit a report of such Warranty Claims less any reserve set forth on the Closing Working Capital Schedule for warranty claims (the “Warranty Report”) to Seller which details the Warranty Claims as to which Buyer was unsuccessful, the efforts made to obtain satisfaction of them from the vendor or supplier and the actual out-of-pocket costs incurred by Buyer to satisfy such Warranty Claims (the “Warranty Claim Amount”). Seller and/or Parent shall pay to Buyer within fifteen (15) days of receipt of the Warranty Report the Warranty Claim Amount if and to the extent it exceeds any reserve established for warranty claims as of the Closing Date and reflected on the Closing Working Capital Schedule.
          8.12 Name. Seller understands that, subsequent to the Closing, Buyer shall have all of Sellers’ and Parent’s right to use the name “Steel City Products” and that such name is included in the Purchased Assets hereunder.
          8.13 Covenant Not to Compete; Covenant Not to Solicit. In addition to the covenants and obligations set forth in the Noncompetition Agreements, which shall in no way be limited by the provisions of this Section 8.13, each of Seller and Parent hereby agree as follows:
          (a) It will not, without the express written approval of Buyer, anywhere in the Market, directly or indirectly, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, joint venturer, investor, lessor, agent, representative or other participant, any Competitive Business, without regard to (i) whether the Competitive Business has an office, manufacturing or other business facilities within or without the Market, or (ii) whether any of the activities referred to above occur or are performed within or without the Market; provided, however, that Seller and Parent may, directly or indirectly, in one or a series of transactions, own, invest or acquire an interest in up to two percent (2%) of the capital stock of a corporation whose capital stock is traded publicly and that is in or owns a Competitive Business.
          (b) It will not without the express prior written approval of Buyer (i) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any officer, employee, sales agent, supplier, customer, food broker, representative or any other person, firm or entity which has a business relationship with the Business or had a business relationship with the Business within the six (6) month period preceding the date of the incident in question, to discontinue, reduce or adversely modify such employment, agency or business relationship with the Business, or (ii) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person who is then (or was at any time within six (6) months prior to the date it or the Competitive Business employs or seeks to employ such person) employed or retained by the Business.
          (c) If, at the time of enforcement of any of the provisions of this Section 8.13, a court determines that the restrictions stated herein are unreasonable under the circumstances then existing, then the parties hereto agree that the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area. The parties further agree that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope or geographical area permitted by law.
          (d) If Seller or Parent (the “Restricted Persons”) breaches, or threatens to commit a breach of any of the provisions of this Section 8.13 (the “Restrictive Covenants”),

Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity:
      (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants could cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer; and
      (ii) the right and remedy to require the Restricted Persons to account for and pay over to Buyer any profits, monies, accruals, increments or other benefits derived or received by the Restricted Persons as the result of any transactions constituting a breach of the Restrictive Covenants.
          (e) For purposes of this Section 8.13, the following terms shall have the meanings set forth below:
(i)	“Business” means the sale and distribution of automotive accessories, pet products, lawn and garden items and like items.

(ii)	“Competitive Business” means any business which competes, directly or indirectly, with the Business in the Market.

(iii)	“Market” means any county in the United States of America and each similar jurisdiction in any other country in which the Business was conducted or pursued, or engaged in, by Seller or any predecessor within five (5) years prior to the date hereof or is conducted or engaged in or actively pursued by the Buyer at any time during the Restricted Period.

(iv)	“Restricted Period” means the period commencing on the Closing Date and continuing through the fifth anniversary of the Closing Date; provided, however, that the Restricted Period shall be extended by any period of violation of the restrictions set forth in this Section 8.13.
          8.14 Inventory. On the first anniversary of the Closing Date, the remaining principal balance of the Seller Note shall be reduced by the sum of (a) the lesser of (i) eighty percent (80%) of the value of any Inventory included on the Closing Working Capital Schedule and specifically set forth on Schedule 8.14 that has not been sold, or (ii) $130,000, and (b) interest paid on the Seller Note from and after the Closing Date attributable to the amount of the principal reduction in (a) above.
          8.15 Set-Off Right. The Buyer Parties shall be entitled to (but shall not be required to) set off any amounts that are finally determined by agreement of the parties, or failing such agreement, by the final, non-appealable decision of a court of competent jurisdiction to be due or payable to any of the Buyer Parties by Seller or Parent pursuant to this Agreement (including Section 8.2) against any amounts otherwise due and payable by any of the Buyer

Parties or any of their Affiliates to Seller or Parent, including any amounts due under the Seller Note.
          8.16 Terrance Allan. Neither Seller, Parent nor any Affiliate of either shall offer to pay or pay Terrance Allan any form of consideration triggered by or contingent upon his termination of employment with Buyer for any reason whatsoever.
ARTICLE IX
MISCELLANEOUS
          9.1 Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon Seller and Parent only if set forth in a writing executed by Seller and referring specifically to the provision alleged to have been amended or waived, and any such amendment or waiver shall be binding upon Buyer only if set forth in a writing executed by Buyer and referring specifically to the provision alleged to have been amended or waived. No course of dealing between or among the parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement and a waiver of any provision by any party on one occasion shall not be deemed to be a waiver of the same or any other breach on any other occasion.
          9.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, sent by facsimile or sent by reputable overnight express courier (charges prepaid), or (b) four (4) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to this section, notices, demands and communications to Seller and Buyer shall be sent to the addresses indicated below:
Notices to Seller or Parent:
Sterling Construction Company, Inc.
20810 Fernbush Lane
Houston, TX 77073
Attention: Chief Financial Officer
In each case with a copy to:
(which shall not constitute notice to Seller or Parent)
Roger M. Barzun, Esq.
60 Hubbard Street
Concord, MA 01742

Notices to Buyer:
William R. Bollin
Chairman – CEO
The Bostwick-Braun Company
P.O. Box 986
Toledo, Ohio 43697
Telecopy No. (419) 259-3622
In each case with a copy to:
(which shall not constitute notice to Buyer):
David F. Waterman, Esq.
Shumaker, Loop & Kendrick, LLP
1000 Jackson Street
Toledo, Ohio 43604-5573
Telecopy No. (419) 241-6894
          9.3 Assignment.
          (a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Buyer or Seller, as the case may be, without the prior written consent of the other party.
          (b) Notwithstanding the foregoing, (i) Buyer may (at any time prior to the Closing), in its sole discretion, assign in whole or in part its rights and obligations pursuant to this Agreement (including the right to purchase the Purchased Assets and the obligation to assume the Assumed Liabilities) to one or more of its Affiliates, and Buyer may, in its sole discretion, direct Seller to convey the Purchased Assets, in whole or in part, to such Affiliates, in each case provided that Buyer agrees to remain liable for all of Buyer’s obligations hereunder; (ii) Buyer may assign this Agreement and its rights and obligations hereunder, including its rights and obligations under any agreement executed by Buyer pursuant to the terms of this Agreement, in whole or in part, in connection with a merger or consolidation involving Buyer or in connection with a sale of any stock or assets of Buyer or its Affiliates or other disposition of all or any portion of the Business; provided, that Buyer may not assign its obligations hereunder unless Buyer also remains responsible therefor or the assignee is at least as creditworthy as Buyer; and (iii) Buyer may assign any and all of its rights pursuant to this Agreement, including its rights to indemnification, to any of its lenders as collateral security.
          9.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.
          9.5 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way (including the letter of intent, dated August 22, 2006, between Buyer and Seller).
          9.6 Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. This Agreement when signed by a party may be delivered by telecopier or other facsimile transmission with the same force and effect as if an original manually signed counterpart had been delivered.
          9.7 Governing Law. The law of the State of Delaware shall govern all questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules attached hereto, and the performance of the obligations imposed by this Agreement, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
          9.8 Specific Performance. Each of the parties acknowledges and agrees that the other party could be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breach of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States of America or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled at law or in equity.
          9.9 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any person or entity, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.
          9.10 Bulk Transfer and Similar Laws. Buyer hereby waives compliance by Seller with the provisions of Section 1403 of the Pennsylvania Fiscal Code and of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets. Seller agrees to indemnify Buyer against all liability, damage or expense which Buyer may suffer due to the failure to so comply or to provide notice required by any such law.

          9.11 Qualification; Tax Matters. Buyer acknowledges the disclosure by Seller and Parent that Seller is not qualified to do business in any state other than Pennsylvania notwithstanding its employment of sales personnel in Michigan, Ohio, New York and Kentucky, and that Seller does not pay franchise, income and other taxes to New York or Kentucky, although payroll taxes are paid to such states. However, such disclosure, and Buyer’s knowledge thereof, shall not affect any of the rights of Buyer to indemnification under Article VIII if and to the extent any of the Buyer Parties would be entitled to such indemnification for Losses thereunder.
[THE REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first written above.

THE BOSTWICK-BRAUN COMPANY	STEEL CITY PRODUCTS, LLC
	By:	Sterling Construction Company, Inc., Its Sole Member

By:	By:

Its:	Its:

STERLING CONSTRUCTION COMPANY, INC.

By:

Its:

SCHEDULE 1.2
Working Capital Commitment
Balances as of June 30, 2006

Trade Accounts Receivable — Net	$3,121,734
Inventories	5,480,969
Prepaid Assets	72,873

Less: Trade Accounts Payable	(3,106,925)
Less: Accrued cooperative advertising allowances	(60,590)

Working Capital Commitment	$5,508,061